Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 17, 2010, relating to the financial statements and financial highlights which appears in the September 30, 2010 Annual Report to the Board of Directors and Shareholders of The Keeley Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
January 28, 2011